Exhibit 99.1

                 Iowa Telecom Reports Results for the
                   Quarter Ended September 30, 2005

    NEWTON, Iowa--(BUSINESS WIRE)--Nov. 10, 2005--Iowa
Telecommunications Services, Inc. (NYSE:IWA) today announced operating results for the quarter ended September 30, 2005. Quarterly highlights for the Company include:

    --  Operating revenue was $57.9 million.

    --  Operating income was $17.8 million.

    --  Net income was $9.6 million, or $0.31 per share.

    --  Adjusted EBITDA (as defined herein) was $29.8 million.

    "Our overall financial and operating results for the quarter were once again strong, particularly in light of approximately $1.6 million in non-recurring charges incurred this quarter," said Alan L. Wells, Iowa Telecom president and chief executive officer. "We continue to be very pleased with the success of our DSL High-Speed Internet service offering, as we added a record 4,600 net DSL subscribers during the third quarter. Our average monthly revenue per access line also continues to remain strong at $73, a $4 increase from a year ago. In addition, we took steps during the quarter to fix the interest rate on most of our debt through 2011, which will provide even greater certainty about our future cash expenditures.
    "As we disclosed in the discussion of our second quarter results, we incurred $1.0 million in costs this quarter relating to amendments for our defined benefit pension plans," Wells added. "These amendments resulted in reducing the number of employees who continue to further accrue defined pension benefits to approximately 40. We expected these changes to both increase our expense during the last half of this year, as well as our expense and cash-funding requirement next year. We continue to believe the related reduction in future pension expense, and the elimination of the associated pension liability risk, help to further enhance the predictability of our future cash flows. Our pension modification, coupled with approximately $573,000 in other one-time expenses incurred in the quarter to favorably amend our debt agreement, reduced Adjusted EBITDA by $1.6 million and our earnings per share by more than $0.05 this quarter.
    "Our total access lines decreased by 4,700 lines during the quarter. Of the access lines that were lost, 1,500 were the result of a change in the contractual relationship with one wholesale customer following an arbitration proceeding. However, even though our reported lines serving this customer have declined, our expected total revenue from this customer will be higher than prior to the contractual change. An additional 600 of the lines lost during the quarter were from a wholesale customer that overbuilt in two of our markets, and thus disconnected wholesale loops that we previously provided," Wells explained. "Excluding the 2,100 lines lost from these two customers, we were still somewhat disappointed with our line loss during the quarter. However, we now have the ability to be more responsive to competitive offerings than we have been in the past. As a result of the new Iowa deregulation legislation that took effect July 1, 2005, we now have pricing flexibility for all retail products except single line business and residential offerings. In addition, we have full price deregulation in 14 of our competitive markets, and an additional 14 exchanges are being considered for deregulation that could be approved by the end of this year. Near the end of the quarter we launched targeted campaigns in some of our competitive markets and are pleased with the initial results. We believe our pricing flexibility, coupled with our new offerings, will allow us to more successfully compete in markets where we face competition.
    "In addition, on Tuesday, November 8, 2005 several communities across Iowa took votes regarding the establishment of municipally-owned telecommunications systems, including seven communities in which we serve as the ILEC," Wells said. "We are pleased that voters rejected the proposal in all seven of these communities. We look forward to continuing our solid relationships with community leaders throughout our service areas, as we work with them to promote development and investment in Iowa.
    "Capital expenditures of $9.9 million this quarter were higher than the first two quarters, due primarily to seasonality, but continue to be on track with our expectations," Wells added. "We continue to expect that our 2005 capital expenditures will be approximately $30.0 million in total, or approximately $6.3 million in the fourth quarter.
    "As to our debt service, our interest expense for the third quarter, excluding amortization of debt issuance cost, was $7.6 million. We continue to believe our 2005 cash interest expense will be approximately $30.5 million," Wells said. "During the quarter, we used our excess cash to reduce our net debt by over $3.8 million. Through the third quarter we have reduced our net debt by $20.4 million for the year. This reduction in debt, coupled with changes to our interest rate swap agreement, which effectively locked the rate on most of our term debt through 2011, positions us well for the future and mitigates the potential risk associated with increasing interest rates.
    "We are very pleased to have paid three quarterly cash dividends to our shareholders of $0.405 per share on our common stock in 2005," Wells added. "We continue to generate strong, stable cash flows which support our indicated annual dividend of $1.62 per share," Wells concluded. "Overall, we are pleased with our operational and financial results for the quarter."

    FINANCIAL DISCUSSION FOR 3rd QUARTER 2005:

    -- Operating Revenues increased $2.8 million, or 5.1%, to $57.9 million for the third quarter of 2005 as compared to the same quarter in 2004. Revenues from switched access services increased approximately $2.0 million, due primarily to an increase in access minutes per line due in part to the elimination of the expanded local calling plans during the third quarter of 2004. Also, DSL Internet access service revenues increased $1.5 million, or 107.4%, due primarily to customer growth. The overall increase was partially offset by decreases in dial-up Internet revenue of $359,000 and expanded local area calling revenue of $619,000.

    -- Operating Costs and Expenses increased $4.3 million, or 11.9%, in the third quarter of 2005 as compared to the third quarter of 2004. The increase in costs includes $1.0 million of additional pension expense for distributions during the third quarter of 2005 related to the amendments to the defined benefit plan during the second quarter. Other significant items that contributed to the higher expense included additional costs to deliver long distance traffic, higher costs related to serving a larger number of competitive local exchange carrier access lines, additional non-cash equity-based compensation expense of $540,000 and additional costs related to being a publicly-traded company, of which Sarbanes-Oxley related outside services costs were $481,000. Depreciation and amortization decreased $170,000.

    -- Operating Income was $17.8 million in the third quarter of 2005 as compared to $19.3 million in the same period in 2004. The reduction was primarily due to higher operating costs and expenses than the year ago quarter, including the $1.0 million charge related to the pension amendment previously discussed.

    -- Interest and Dividend Income decreased $1.7 million, or 92.2%, to $140,000 in the third quarter of 2005 as compared to the third quarter of 2004. The reduction was primarily due to the decrease in the Company's investment in subordinated capital certificates with the Rural Telephone Finance Cooperative
        (RTFC) resulting from the Company's initial public offering and debt refinancing in November 2004.

    -- Interest Expense decreased $6.6 million, or 46.1%, to $7.7 million in the third quarter of 2005 as compared to the third quarter of 2004. The decrease was a result of the reductions in the amount of debt outstanding and in the average interest rate as a result of the Company's initial public offering and debt refinancing in November 2004.

    -- Net Income increased $2.9 million, or 43.9%, to $9.6 million in the third quarter of 2005 compared to the same period in 2004.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $29.8 million for the third quarter of 2005, as compared with $32.6 million in the same period in 2004. The decrease in Adjusted EBITDA was primarily due to the $1.6 million in nonrecurring charges the Company recorded in the third quarter, coupled with a $1.2 million non-operating reduction in the cash portion of the interest and dividend income resulting from the decrease in the investment in the RTFC subordinated capital certificates.

    -- Total Access Lines decreased by 4,800, or 1.8%, for the third quarter of 2005 as compared to the third quarter in 2004. Total access lines decreased by 4,700 during the third quarter of 2005 from the second quarter in 2005. Incumbent local exchange carrier access lines declined by 5,700 lines from the second quarter of 2005, which includes the loss of 600 wholesale lines from one customer and 1,500 lines as the result of contractual changes with another wholesale customer following an arbitration proceeding.




                 Third Quarter 2005 Financial Summary
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                                       Change
                                                 -----------------
                              3Q 2005  3Q 2004    Amount   Percent
----------------------------------------------   -----------------

Revenue                       $57,876  $55,042   $ 2,834     5.1%
Operating Income              $17,832  $19,251   $(1,419)   -7.4%
Interest Expense              $ 7,743  $14,372   $(6,629)  -46.1%
Net Income                    $ 9,617  $ 6,684   $ 2,933    43.9%
Income Available for Common   $ 9,617  $ 6,684   $ 2,933    43.9%
Basic Earnings Per Share      $  0.31  $  0.30   $  0.01     3.3%
Diluted Earnings Per Share    $  0.30  $  0.29   $  0.01     3.4%

Adjusted EBITDA(1)            $29,828  $32,623   $(2,795)   -8.6%
Capital Expenditures and
   Acquisitions               $ 9,873  $ 9,058   $   815     9.0%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.






                                 3rd Quarter  3rd Quarter
Key Operating Statistics             2005         2004     %Change
------------------------------------------------------------------
Telephone Access Lines
     ILEC Lines(1)                  240,500      253,000     -4.9%
     CLEC Lines(2)                   20,200       12,500     61.6%
                                  ---------    ---------   ------
Total Telephone Access Lines        260,700      265,500     -1.8%

Long Distance Subscribers           141,800      132,800      6.8%
Dial-up Internet Subscribers         44,200       52,200    -15.3%
DSL Subscribers                      27,200       11,600    134.5%
Average Monthly Revenue Per
   Access Line(3)                 $   73.34    $   68.83      6.5%


                                 3rd Quarter  2nd Quarter
                                     2005         2005     %Change
                                  --------------------------------
Telephone Access Lines
     ILEC Lines(1)                  240,500      246,200     -2.3%
     CLEC Lines(2)                   20,200       19,200      5.2%
                                  ---------    ---------    -----
Total Telephone Access Lines        260,700      265,400     -1.8%

Long Distance Subscribers           141,800      141,200      0.4%
Dial-up Internet Subscribers         44,200       47,200     -6.4%
DSL Subscribers                      27,200       22,600     20.4%
Average Monthly Revenue Per
   Access Line(3)                 $   73.34    $   72.76      0.8%

(1) Includes lines subscribed by our incumbent local exchange carrier customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,600 wholesale lines subscribed at September 30, 2005; 4,100 wholesale lines subscribed at June 30, 2005; and 4,800 wholesale lines subscribed at September 30, 2004.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiary, Iowa Telecom Communications, Inc.

(3) Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the third quarter results on Thursday, November 10, 2005 at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5519 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on November 10, 2005 and will continue through November 17, 2005 by dialing (719) 457-0820 and entering Confirmation Code 7436256.
    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on November 10, 2005, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, this press release or the conference call, please go to Iowa Telecom's website at www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.



        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
           (Dollars in thousands, except per share amounts)


                                                As of         As of
                                               Sept. 30,     Dec. 31,
ASSETS                                           2005         2004
                                              ---------    ---------
CURRENT ASSETS
   Cash and cash equivalents                  $   5,281    $   2,874
   Accounts receivable, net                      18,619       19,416
   Inventories                                    2,894        2,979
   Prepayments and other current assets           1,597        3,224
                                              ---------    ---------
     Total Current Assets                        28,391       28,493

PROPERTY, PLANT AND EQUIPMENT
   Property, plant and equipment                501,604      496,145
   Accumulated depreciation                    (181,254)    (164,409)
                                              ---------    ---------
     Net Property Plant and Equipment           320,350      331,736

GOODWILL                                        460,113      460,113
INTANGIBLE ASSETS AND OTHER, net                 21,452       15,800
INVESTMENT IN AND RECEIVABLE FROM
   THE RURAL TELEPHONE FINANCE
   COOPERATIVE                                   14,298       16,642
                                              ---------    ---------

Total Assets                                  $ 844,604    $ 852,784
                                              =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Revolving credit facility                  $  25,500    $  41,507
   Accounts payable                              11,165       15,889
   Advanced billings and customer deposits        6,260        6,525
   Accrued and other current liabilities         27,235       23,123
                                              ---------    ---------
     Total Current Liabilities                   70,160       87,044
LONG-TERM DEBT                                  477,778      477,778
OTHER LONG-TERM LIABILITIES                      13,271       12,000
                                              ---------    ---------
   Total Liabilities                            561,209      576,822

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,
     100,000,000 shares authorized,
     31,032,420 and 30,864,195 issued and
     outstanding, respectively                      310          309
   Additional paid-in-capital                   317,084      314,634
   Retained deficit                             (41,789)     (38,897)
   Accumulated other comprehensive
     income (loss)                                7,790          (84)
                                              ---------    ---------

     Total Stockholders' Equity                 283,395      275,962
                                              ---------    ---------

   Total Liabilities and
     Stockholders' Equity                     $ 844,604    $ 852,784
                                              =========    =========







        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
                              (Unaudited)
               (in thousands, except per share amounts)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                -----------------  ------------------
                                  2005      2004      2005      2004
                                -------  --------  --------  --------

REVENUE AND SALES
   Local services               $19,016  $ 19,142  $ 56,844  $ 64,412
   Network access services       24,844    22,957    75,711    69,666
   Toll services                  6,025     6,055    18,000    17,127
   Other services and sales       7,991     6,888    22,859    20,180
                                -------  --------  --------  --------
     Total revenues and sales    57,876    55,042   173,414   171,385

OPERATING EXPENSES
   Cost of services and sales
    (exclusive of items shown
    separately below)            16,414    14,436    47,856    40,359
   Selling, general and
    administrative               11,710     9,265    30,636    27,250
   Depreciation and amortization 11,920    12,090    36,609    35,864
                                -------  --------  --------  --------
     Total operating costs
       and expenses              40,044    35,791   115,101   103,473

OPERATING INCOME                 17,832    19,251    58,313    67,912

OTHER INCOME (EXPENSE)
   Interest and dividend income     140     1,805       432     3,505
   Interest expense              (7,743)  (14,372)  (23,192)  (40,560)
   Other, net                      (612)       --      (758)       --
                                -------  --------  --------  --------
     Total other expense, net    (8,215)  (12,567)  (23,518)  (37,055)

NET INCOME                        9,617     6,684    34,795    30,857

GAIN ON REDEMPTION OF REDEEMABLE
   CONVERTIBLE PREFERRED STOCK       --        --        --    57,681
PREFERRED DIVIDEND                   --        --        --    (2,056)
                                -------  --------  --------  --------

INCOME AVAILABLE FOR
   COMMON STOCKHOLDERS          $ 9,617  $  6,684  $ 34,795  $ 86,482
                                =======  ========  ========  ========


COMPUTATION OF EARNINGS
   PER SHARE
     Basic - Earnings Per Share $  0.31  $   0.30  $   1.13  $   3.83
     Basic - Weighted average
      number of shares
      outstanding                30,939    22,601    30,894    22,601

     Diluted - Earnings Per
      Share                     $  0.30  $   0.29  $   1.10  $   3.27
     Diluted - Weighted average
      number of shares
      outstanding                31,790    23,249    31,661    27,047











        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                              (Unaudited)
                            (in thousands)

                             Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                             ------------------  -------------------
                                2005      2004      2005       2004
                             --------  --------  --------  ---------

CASH FLOWS FROM OPERATING
   ACTIVITIES
Net income                   $  9,617  $  6,684  $ 34,795  $  30,857
Adjustments to reconcile
net income to net cash
provided by operating
activities:
     Depreciation              11,323    11,498    34,824     34,092
     Amortization of
      intangible assets           597       592     1,785      1,772
     Non-cash stock-based
      compensation                541         1     1,256          2
     Changes in operating
      assets and
      liabilities:
        Receivables             1,916    (1,101)      797     (1,729)
        Inventory               1,229       (18)       85       (285)
        Accounts payable          491       537    (4,724)     3,715
        Other assets and
         liabilities             (361)   (6,304)    2,449    (15,448)
                             --------  --------  --------- ---------
Net cash provided by
 operating activities          25,353    11,889    71,267     52,976

CASH FLOWS FROM INVESTING
   ACTIVITIES
Capital expenditures           (9,864)  (9,058)   (23,532)   (23,694)
Business acquisitions              (9)       --       (94)    (1,697)
                             --------  --------  --------  ---------
Net cash used in investing
   activities                  (9,873)   (9,058)  (23,626)   (25,391)

CASH FLOWS FROM FINANCING
   ACTIVITIES
Net change in revolving
 credit facility               (2,000)    3,000   (16,007)     3,000
Redemption of redeemable
 preferred stock                   --         --       --   (100,000)
Issuance of long-term
 debt                              --        --        --     66,000
Payment of debt issuance
 costs                             --        --        --     (1,974)
Proceeds from exercise of
 employee stock options           811        --     1,195         --
Dividends paid                (12,521)       --   (30,422)        --
Payment on long-term debt          --   (11,000)       --    (30,250)
                             --------  --------  --------  ---------
Net cash used in financing
 activities                   (13,710)   (8,000)  (45,234)   (63,224)

Net Change in Cash and
 Cash Equivalents               1,770    (5,169)    2,407    (35,639)
                             --------  --------  --------  ---------

Cash and Cash Equivalents
 at Beginning of Period         3,511     6,379     2,874     36,849
                             --------  --------  --------  ---------



Cash and Cash Equivalents
 at End of Period            $  5,281  $  1,210  $  5,281  $   1,210
                             ========  ========  ========  =========






        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
         EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                              (Unaudited)
                            (in thousands)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                  ----------------  -----------------
                                    2005     2004     2005      2004
                                  -------  -------  -------  --------

ADJUSTED EBITDA:
Net Income                        $ 9,617  $ 6,684  $34,795  $ 30,857
Income Taxes                           --       --       --        --
Interest Expense                    7,743   14,372   23,192    40,560
Depreciation and Amortization      11,920   12,090   36,609    35,864
Unrealized losses on financial
 derivatives                           39       --      185        --
Non-cash stock-based compensation
   expense(1)                         541        1    1,256         2
Extraordinary or unusual (gains)
 losses                                --       --       --        --
Non-cash portion of RTFC Capital
   Allocation(2)                      (32)    (524)     (99)     (980)
Other non-cash losses (gains)          --       --       --        --
Loss (gain) on disposal of assets
 not in ordinary course                --       --       --        --
Transaction costs                      --       --       --        --
                                  -------  -------  -------  --------
ADJUSTED EBITDA                   $29,828  $32,623  $95,938  $106,303
                                  =======  =======  =======  ========


(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2) Included in Interest and Dividend Income on the Consolidated
Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.




    CONTACT: Investor Relations Contacts:
             Corporate Communications, Inc.
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Iowa Telecommunications Services, Inc.
             Craig Knock, 641-787-2089
             or
             Media Contact:
             Iowa Telecommunications Services, Inc.
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com